Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 20, 2015 on the financial statements and financial highlights of Touchstone Conservative Allocation Fund, Touchstone Balanced Allocation Fund, and Touchstone Moderate Growth Allocation Fund, each, a series of Touchstone Strategic Trust, included in the Annual Report to Shareholders for the fiscal year ended December 31, 2014, in Post-Effective Amendment Number 128 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 002-80859), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

November 24, 2015